Exhibit 99.2

PRESS RELEASE

ON2 TECHNOLOGIES RECEIVES AMEX ACCEPTANCE OF ITS PLAN
TO REGAIN COMPLIANCE WITH CONTINUED LISTING STANDARDS

Tarrytown, NY, (May 5, 2008) - On2 Technologies, Inc. (AMEX: ONT) today announced that the American Stock Exchange ("AMEX") notified On2 of its acceptance of the Company’s plan to regain compliance with AMEX’s continued listing standards. Although On2 will remain non-compliant with AMEX’s continued listing standards until it files its 2008 Annual Report, AMEX’s acceptance of On2's plan is based on the AMEX’s determination that On2 has demonstrated an ability to file that report, and therefore regain compliance, by June 30, 2008.

On April 1, 2008, AMEX notified the Company that it had not met certain of the Exchange's continued listing standards as set forth in Section 1003(d) of the Amex Company Guide due to the previously announced delayed filing of the Company's Form 10-K for the period ended December 31, 2007. The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on April 15, 2008, On2 presented its plan to the Exchange. On April 30, 2008, the Exchange notified On2 that it had accepted the Company’s plan of compliance and granted the Company an extension until June 30, 2008 to regain compliance with the continued listing standards. The Company will be subject to periodic review by Exchange Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.

About On2
On2 creates advanced video compression technologies for desktop and wireless. Powering the video in many of today’s leading web and mobile applications and devices, On2's customers include: Nokia, Infineon, Mediatek, Sony, Facebook, Brightcove, Move Networks, Adobe and Skype. On2 Technologies is headquartered in Tarrytown, NY USA. For more information please visit www.on2.com.

All trademarks mentioned in this document are the property of their respective owners.

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. These forward-looking statements that could cause actual results to differ materially, include, among others, longer than expected delays in On2’s completion of its financial statements and Annual Report on Form 10-K, which could result in longer than expected delays in the filing of the Company’s Annual Report on Form 10-K, changes in On2’s results of operations which could result in changes to Safeguard’s consolidated results of operations for 2007 as compared to 2006, and certain other factors described in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

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Investor Contact:
Garo Toomajanian
ICR, Inc.
invest@on2.com
phone: + 518 348 0099 x3